Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ZeroFox Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other(2)	11,750,135(3)	$4.10(2)	$48,175,553.50	0.0001102	$5,308.95
Equity	Common Stock, par value $0.0001 per share	Other(4)	6,369,641(5)	$1.89(4)	$12,038,621.49	0.0001102	$1,326.66
Equity	Common Stock, par value $0.0001 per share	Other(6)	183,544(7)	$1.02(6)	$187,214.88	0.0001102	$20.64
Equity	Common Stock, par value $0.0001 per share	Other(8)	1,582,857(9)	$0.22(8)	$348,228.54	0.0001102	$38.38
	Total Offering Amounts				$60,749,618.41		$6,694.63
	Total Fee Offsets						—
	Net Fee Due						$6,694.63
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of common stock, $0.0001 par value per share (the “Common Stock”), of ZeroFox Holdings, Inc. (the “Company”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividends, stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations or other similar transactions effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock. In addition, the Registration Statement registers the resale of shares of Common Stock by certain selling stockholders identified in the Reoffer Prospectus included in and filed with the Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3) under the Securities Act.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock on November 8, 2022, as reported on the Nasdaq Global Market.

(3)
Represents shares of Common Stock reserved for issuance pursuant to awards that may be granted under the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan.
(4)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price of $1.89 per share represents the weighted average exercise price of outstanding options under the ZeroFox, Inc. 2013 Equity Incentive Plan (the “2013 Plan”).
(5)
Represents shares of Common Stock issuable upon the exercise of outstanding options under the 2013 Plan.
(6)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price of $1.02 per share represents the weighted average exercise price of outstanding options under the ID Experts Holdings, Inc. 2016 Stock Option and Grant Plan (the “2016 Plan”).
(7)
Represents shares of Common Stock issuable upon the exercise of outstanding options under the 2016 Plan.
(8)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price of $0.22 per share represents the weighted average exercise price of outstanding options under the ID Experts Holdings, Inc. 2017 Equity Incentive Plan (the “2017 Plan”).
(9)
Represents shares of Common Stock issuable upon the exercise of outstanding options under the 2017 Plan.